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                                                                Exhibit 10.16

                          ADDENDUM TO THE SNAP AGREEMENTS

THIS ADDENDUM TO SNAP AGREEMENTS (the "Addendum") is dated as of May 9, 1999 between CNET, Inc., a Delaware corporation ("CNET"), National Broadcasting Company, Inc., a Delaware corporation ("NBC"), NBC Multimedia, Inc., a Delaware corporation ("NBC Multimedia"), and Snap! LLC, a Delaware limited liability company ("Snap").

WHEREAS, the parties entered into a Preferred Carriage Agreement dated effective June 30, 1998 (the "PCA Agreement"), wherein CNET agreed to provide certain services and grant certain exclusive placements to Snap.

WHEREAS, the parties also entered into the Contribution Agreement dated effective June 4, 1998 (the "Contribution Agreement") and are parties to the Amended and Restated Limited Liability Company Agreement dated June 30, 1998 (the "LLC Agreement," together with the PCA Agreement and the Contribution Agreement, the "Agreements").

WHEREAS, the parties have determined that it is in the best interest of each party to transfer the operations of Snap to a newly-formed corporation pursuant to Agreements of Contribution and Merger dated May 9, 1999 (the "Snap Transfer"), and to modify the Agreements on the terms set forth in this Addendum.

NOW THEREFORE, in consideration of the mutual promises described herein, the parties, intending to be legally bound, hereby agree as follows:

1. CARRIAGE OF CNET SERVICES ON SNAP SITES. Notwithstanding anything in the PCA Agreement to the contrary, Section 1 (Carriage of CNET Services on Snap Sites) of the PCA Agreement will remain in full force and effect for one year following the closing date of the Snap Transfer; provided, however, that CNET and Snap will, in good faith, continue their existing negotiations related to modifying or restating Section 1of the PCA Agreement.

2. NBC EXCLUSIVITY. Sections 3.1 and 3.3 through 3.9 inclusive of the PCA Agreement are hereby deleted in their entirety.

3. CNET EXCLUSIVITY. Section 4 (CNET Exclusivity) of the PCA Agreement is hereby deleted in its entirety and restated as follows:

       4.     CNET EXCLUSIVITY

              During the period beginning on the date of the Addendum and continuing for one (1) year thereafter (the "CNET Exclusivity Period"):

              4.1 PREFERRED CONTENT AGGREGATION SERVICE. Snap will be the Preferred general content aggregation service (i.e. General Internet Directory Service) on any CNET Site (as defined below), with the exception of links to Snap

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                     Competitors that are provided as part of editorial
                     content (e.g. a news story, which shall not be subject to this clause). At the option of CNET, such services shall be delivered via either (i) a direct link to Snap or (ii) a RTQ to Snap which is served on pages of the relevant CNET Site. If CNET chooses RTQ delivery, it will pay Snap's actual direct costs plus 10% for providing such service. Notwithstanding the foregoing, if (a) Snap cannot provide the required functionality within a reasonable period of time, or (b) if the quality of services available from Snap is materially inferior to those available from a third party, or (c) with respect to customized or specialized aggregation services (as opposed to general aggregation services covering an unlimited range of Content areas), if the price of services available from Snap is not competitive with that offered by a third party, then the CNET Site may utilize another general content aggregation service, as applicable, as the Preferred service for such function, provided that CNET first offers Snap the right to provide such services on specified terms and does not thereafter offer more favorable terms to a third party. For purposes hereof, a "CNET Site" shall include any Internet site directly operated and controlled by CNET or any of its majority-owned subsidiaries.

              4.2 BRANDING ON CONTENT AGGREGATION SERVICE. Whenever Snap provides content aggregation services to a CNET Site pursuant to this Section 4, such services will include branding for Snap similar to branding provided for similarly situated content providers, subject to the CNET Sites' reasonable guidelines and subject to compliance with Snap's reasonable trademark usage guidelines. To the extent that a CNET Site is required to provide branding for a third party information provider in connection with such Snap services, branding for Snap will be more prominent than branding for such third party (subject to Snap's contractual obligations to such third party).

              4.3    CO-BRANDING.

                     4.3.1 CNET will not enter into a relationship with a Snap Competitor that allows the Snap Competitor to co-brand its General Internet Portal Service with CNET's brand. Notwithstanding the foregoing, CNET may co-brand Content provided to a Snap Competitor.

                     4.3.2 The parties acknowledge that CNET produces co-branded editions of CNET Sites for various resellers, distributors and other licensees (collectively the "Distributors"). In some cases, such Distributors are entitled to replace CNET's default content with other content within their own co-branded editions of the CNET Sites. Notwithstanding the other provisions of the Agreement, if any such

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                            Distributor has specifically required that Snap's
                            content be replaced, then CNET will not be required to display the Snap's content within such Distributor's co-branded edition of the CNET Site. If a Distributor elects to keep the Snap content on the co-branded CNET Site, the display of such Snap content shall be subject to the branding requirements of Section 4.2, above.

              4.4 CONTROL OF A SNAP COMPETITOR. Neither CNET, any subsidiary of CNET in which CNET, directly or indirectly, owns more than 50% of the voting securities of such subsidiary or any other entity for which CNET directly or indirectly has the right to designate a majority of the board of directors or similar governing body or otherwise solely controls (i.e., no other Person has control rights) (collectively, a "majority-owned subsidiary of CNET") will not invest in, purchase, loan money to, build, develop or operate a Snap Competitor, provided that this will not prevent (i) the acquisition of up to a 5% equity interest in a Snap Competitor or (ii) acquisitions of a majority of the voting securities or partnership interests, or the right to designate a majority of the directors or other governing body, of any Person or business that has as part of its operations a Snap Competitor provided that such Snap Competitor accounts for less than 20% of such acquired Person's or business's gross revenues at the time of acquisition and the acquiring party divests (or takes such actions as may be necessary so that the operations no longer constitute a Snap Competitor) no later than 18 months after such acquisition. CNET and its majority-owned subsidiaries will not provide promotional assistance to, or license any material intellectual property or technology to or provide material technical or operational assistance to, a Snap Competitor, other than (i) promotional assistance provided as part of or in connection with the provision by CNET, or its majority-owned subsidiaries, of Content, provided that the value of such promotion does not exceed $5 million per year for any Snap Competitor as measured by CNET's or its Subsidiary's standard rate card; (ii) promotional assistance that is acquired by a Snap Competitor on market terms in the ordinary course of conduct of CNET's and its subsidiaries' business; and (iii) the licensing of any intellectual property or technology or the provision of technical or operational assistance to a Snap Competitor relating to the transmission of CNET Content to such Snap Competitor and/or the formatting and technical display of CNET Content by such Snap Competitor. The foregoing will not prevent CNET or its subsidiaries from selling, providing purchasing or acquiring advertising or advertising time or space to or from a Snap Competitor in the ordinary course of business.

              4.5    SEARCH.COM

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                     4.5.1  CNET operates a web site that is an organized
                            collection of search engines, and includes both broad-based search engines as well as those dedicated to specific subject areas ("Search.com").

                     4.5.2 During the Exclusivity Period, CNET will not operate Search.com as a Snap Competitor.

                     4.5.3 If CNET uses Snap as the provider of general search results during the Exclusivity Period, Snap will provide such results to Search.com on the following terms:

                            4.5.3.1 Search.com will request, and Snap will provide, search results through the Real-Time Query Interface or successor thereof. Search.com will display the results in the Search.com user interface with branding for Snap similar to the branding Snap currently provides to Inktomi. To the extent that branding for Inktomi is also required on Search.com in connection with displaying the Snap results, branding for Snap will be more prominent than branding for Inktomi (subject to Snap's contractual obligations to Inktomi).

                            4.5.3.2 CNET will sell all advertising and e-commerce opportunities and retain all revenue associated with the display of search results on
                                       Search.com.  CNET will reimburse the
                                       Snap for the Snap's actual direct
                                       costs to supply the search results
                                       (e.g., Inktomi and any bandwidth
                                       costs), plus 10%.

              4.6 SEARCH SERVICE. The parties agree that CNET may obtain Web and information search services for the CNET Sites (including Search.com) from Snap and/or any search engine OEM provider (e.g., Inktomi, FAST). If CNET elects to obtain such search services from Snap, then at the option of CNET, such services shall be delivered via either (i) a direct link to Snap or (ii) a RTQ to Snap which is served on pages of the relevant CNET Site. If CNET chooses RTQ delivery, it will pay Snap's actual direct costs plus 10% for providing such service.

4. REMNANT INVENTORY. Section 5 (Remnant Inventory) of the PCA Agreement is hereby deleted in its entirety.

5. SERVICES BY CNET. On or before the closing date of the Snap Transfer, Snap will pay CNET in full for the services requested by Snap or provided by CNET to Snap in accordance with past practices. Any obligations of CNET to provide any product or service to Snap will terminate on the closing date of the Snap Transfer; provided that

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       CNET will continue to perform certain limited administrative functions
       (e.g., payroll services) normally provided for a transitional period in connection with comparable transactions.

6. SNAP DEBT. The parties agree that NBC shall continue to provide capital (either through an extended line of credit or otherwise) for all Snap-related expenses arising between the date of this Addendum and the closing date of the Snap Transfer. All amounts owed by Snap to NBC shall be relieved by Snap effective on the closing date of the Snap Transfer. Notwithstanding the foregoing, the parties each acknowledge and agree that CNET shall not be liable for any amounts or debts owed by Snap to NBC, and each party hereby releases CNET from all obligations or liabilities related to the same.

7.     LIABILITY/INDEMNIFICATION.

       7.1 The parties hereby agree that any monetary damages, costs, expenses or liabilities ("Damages") arising from or related to the pending Snap trademark litigation shall be paid for as follows:
              (a) NBC shall pay up to the first $500,000 of any such Damages and
              (b) NBC and CNET will split the amount of the Damages in excess of $500,000 equally, and shall each be severally liable for 50% of the total Damages in excess of $500,000.

       7.2 Subject to the provisions of Section 7.1, NBC shall indemnify and hold CNET harmless from and against any costs, losses, liabilities and expenses, including all court costs, reasonable expenses and reasonable attorney's fees that CNET may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of any matter or issue related to Snap, the Contribution Agreement, the LLC Agreement, the Snap Transfer or the PCA Agreement.

8.     RESTRICTIONS ON CNET SHARES.

       8.1 Until January 1, 2000, NBC agrees, and agrees to cause its controlled affiliates, not to sell, transfer or otherwise dispose of any shares of common stock of CNET held by NBC or its controlled affiliates (the "Shares") without the prior written consent of CNET, in each case except pursuant to a tender offer where the purchaser acquires a majority of the outstanding common stock of CNET (provided that such tender offer is either approved by CNET's board of directors or NBC tenders its shares during the last two business days of the offer and at a time when the offer is not impeded by a rights plan) or pursuant to a merger, consolidation or other business combination involving CNET.

       8.2 NBC acknowledges that unless the Shares are subsequently registered for resale under the Securities Act of 1933, as amended (the "Securities Act"), any sale of Shares by NBC or its controlled affiliates will be subject to the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares

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              subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the issuer, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the number of shares being sold during any three-month period not exceeding specified limitations.

       8.3 NBC further acknowledges that the Shares may not be sold, pledged or otherwise transferred in the absence of an effective registration statement pertaining thereto under the Securities Act, and all applicable regulations promulgated thereunder, and under any applicable state securities laws and all applicable regulations promulgated thereunder (the "State Acts"), or an exemption from the registration requirements of the Securities Act and all applicable State Acts.

       8.4 NBC agrees that CNET may place a stop transfer order in accordance with this Section 8 with its transfer agent, if any, with respect to the certificates representing any Shares. Each certificate representing the Shares will bear substantially the following legends until such restriction is no longer required by law or this Addendum:

                     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF ALL SUCH LAWS.

                     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AGREEMENT DATED MAY 9, 1999 BETWEEN CNET, INC., THE NATIONAL BROADCASTING COMPANY, NBC MULTIMEDIA, INC. AND SNAP! LLC.

9. STOCK OPTION AGREEMENT. (a) If NBC exercises its right to purchase shares of Xoom.com, Inc. ("Xoom") pursuant to the Stock Option Agreement between NBC and Xoom dated May 9, 1999 (the "Stock Option Agreement"), then at or prior to such exercise NBC shall assign to CNET 20% of the option under the Stock Option Agreement (but not any shares purchased by NBC) together with the associated rights and CNET will assume the related obligations. In the event of any such assignment, the maximum Total Profit (as defined in the Stock Option Agreement) permitted under the Stock Option Agreement will be allocated 80% to NBC and 20% to CNET and neither NBC nor CNET will exercise the option or take any other action that would result in its Total Profit exceeding its allocable share of the maximum Total Profit.

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       (b)  If NBC exercises its right to cause Xoom to repurchase the option prior to having made any assignment pursuant to clause (a) above, NBC will pay to CNET 20% of the net cash proceeds received by NBC pursuant to such repurchase.

10. RELEASE OF NBC. NBC is hereby released from its oral promise to provide free television advertising to CNET.

11. RELEASE OF CNET. Except as specifically set forth in this Addendum, CNET is hereby released by NBC, NBC Multimedia and Snap from all representations, warranties, obligations, exclusivity and non-compete agreements and provisions made by CNET to, or for the benefit of, NBC, NBC Multimedia and Snap, whether contained in the Agreements or elsewhere.

12. ADDITIONAL AGREEMENT. CNET and NBC agree that as of the closing of the Snap Transfer, they will enter into a Voting and Right of First Offer Agreement in the form attached hereto as EXHIBIT A.

13. SINGLE INSTRUMENT. Upon the execution of this Addendum, each reference in the Agreements to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference in any document related thereto, or executed in connection herewith, shall mean and be a reference to the Agreements as amended hereby, and the Agreements and this Addendum shall be read together and construed as one single instrument. All capitalized terms used herein but not defined herein have the meaning for such term provided in the Agreements. This Addendum shall be governed by and subject in all respects to the terms of the Agreements; however, in the event of any conflict between the Agreements and this Addendum, the terms of this Addendum shall control.

14. RATIFICATION. Except as specifically amended above, the Agreements and any document related thereto or executed in connection therewith shall remain in full force and effect and are hereby ratified and confirmed in all respects.

15. NO WAIVER. The execution, delivery and effectiveness of this Addendum shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of either party under any document related thereto, or constitute a waiver of any provision of any document related thereto.

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IN WITNESS WHEREOF, the parties have executed this Addendum effective the day and year first written above.

CNET, INC.                              NATIONAL BROADCASTING
                                        COMPANY, INC.

By: /s/ Douglas N. Woodrum              By: /s/ Thomas A. Rogers
   -------------------------------         ------------------------------

Name: Douglas N. Woodrum                Name: Thomas A. Rogers
     -----------------------------           ----------------------------

Title: Executive Vice President         Title: President, NBC Cable and
       and Chief Financial Officer             Business Development
      ----------------------------            ---------------------------

NBC MULTIMEDIA, INC.                    SNAP! LLC

By: /s/ Thomas A. Rogers                By: /s/ Edmond Sanctis
   ------------------------------          ------------------------------

Name: Thomas A. Rogers                  Name: Edmond Sanctis
     ----------------------------            ----------------------------

Title: President, NBC Cable and         Title: COO
       Business Development                   ---------------------------
      ---------------------------




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                                     EXHIBIT A

                     VOTING AND RIGHT OF FIRST OFFER AGREEMENT


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